Exhibit 99.1

COMSovereign Receives Notice from Nasdaq Regarding Delayed Annual Report

TUCSON, AZ – April 21, 2023 – COMSovereign Holding Corp. (NASDAQ: COMS and COMSP) (“COMSovereign” or the “Company”), a U.S.-based developer of 4G LTE Advanced and 5G communication systems today announced that it has received a letter from the Listing Qualifications Department of the Nasdaq Stock Market ("Nasdaq") stating that the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1) (the "Rule") because the Company failed to timely file its Annual Report on Form 10-K for the year ended December 31, 2022 (the "Form 10-K") with the Securities and Exchange Commission (the "SEC").

As previously disclosed in the Form 12b-25 filed on March 31, 2023 by the Company with the SEC, the Company was unable to file the Form 10-K by the required due date of March 31, 2023 due to delays in obtaining appraisals of intangibles and impairments of goodwill.

Under Nasdaq rules the Company now has 60 calendar days to submit a plan to regain compliance. If Nasdaq accepts the Company’s plan, it may grant an exception of up to 180 calendar days from the Filing’s due date, or until October 16, 2023, for it to regain compliance.

For more information about COMSovereign, please visit www.COMSovereign.com and connect with us on Facebook and Twitter.

About COMSovereign Holding Corp.

COMSovereign Holding Corp. (Nasdaq: COMS) has assembled a portfolio of communications technology companies that enhance connectivity across the entire data transmission spectrum. Through strategic acquisitions and organic research and development efforts, COMSovereign has become a U.S.-based communications provider able to provide 4G LTE Advanced and 5G telecom solutions to network operators and enterprises. For more information about COMSovereign, please visit www.COMSovereign.com.

Forward-Looking Statements

Certain statements in this press release that are not historical facts are forward-looking statements that reflect management's current expectations, assumptions, and estimates of future performance and economic conditions, and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as "believe," "expects," "may," "looks to," "will," "should," "plan," "intend," "on condition," "target," "see," "potential," "estimates," "preliminary," or "anticipates" or the negative thereof or comparable terminology, or by discussion of strategy or goals or other future events, circumstances, or effects. Further information relating to factors that may impact the Company's results and forward-looking statements are disclosed in the Company's filings with the SEC. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

Steve Gersten, Director of Investor Relations
COMSovereign Holding Corp.
813-334-9745
investors@comsovereign.com

and

Media Relations for COMSovereign Holding Corp.:
Michael Glickman
MWGCO, Inc.
917-397-2272
mike@mwgco.net